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Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Enhanced Outperformance Notes Due September 2008
(Linked to the S&P 500® Index and the Russell 2000®Index)
Final Term Sheet

Additional Principal Amount:	$34,465,000
Pricing Date:	August 25, 2006
Issue Date:	August 29, 2006
Maturity Date:	September 11, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)
Initial Issue Price:	101.57% of Additional Principal Amount
Underwriting commission:	0.25% of Additional Principal Amount
Proceeds to Issuer:	101.32% of Additional Principal Amount
Initial Long Index Level:	1,297.89
Initial Short Index Level:	707.38
Outperformance Cap:	13.34%
Maximum Return:	40.02%
CUSIP:	002546760

        The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.

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AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation)
Enhanced Outperformance Notes Due September 2008 (Linked to the S&P 500® Index and the Russell 2000®Index) Final Term Sheet